Number [001]

Capital Stock

ISSUER: VANGUARD WORLD FUND,

a Delaware Statutory Trust (the “Trust”)

*  Vanguard Extended Duration Treasury Index Fund—ETF Shares, a/k/a Vanguard Extended Duration Treasury ETF

*  Vanguard Consumer Discretionary Index Fund—ETF Shares, a/k/a Vanguard Consumer Discretionary ETF

*  Vanguard Consumer Staples Index Fund—ETF Shares, a/k/a Vanguard Consumer Staples ETF

*  Vanguard Energy Index Fund—ETF Shares, a/k/a Vanguard Energy ETF

*  Vanguard Financials Index Fund—ETF Shares, a/k/a Vanguard Financials ETF

*  Vanguard Health Care Index Fund—ETF Shares, a/k/a Vanguard Health Care ETF

*  Vanguard Industrials Index Fund—ETF Shares, a/k/a Vanguard Industrials ETF

*  Vanguard Information Technology Index Fund—ETF Shares, a/k/a Vanguard Information Technology ETF

*  Vanguard Materials Index Fund—ETF Shares, a/k/a Vanguard Materials ETF

*  Vanguard Telecommunication Services Index Fund—ETF Shares, a/k/a Vanguard Telecommunication Services ETF

*  Vanguard Utilities Index Fund—ETF Shares, a/k/a Vanguard Utilities ETF

THIS CERTIFIES that CEDE & CO. is the holder of the current outstanding number of ETF Shares issued by Vanguard Extended Duration Treasury Index Fund, Vanguard Consumer Discretionary Index Fund, Vanguard Consumer Staples Index Fund, Vanguard Energy Index Fund, Vanguard Financials Index Fund, Vanguard Health Care Index Fund, Vanguard Industrials Index Fund, Vanguard Information Technology Index Fund, Vanguard Materials Index Fund, Vanguard Telecommunication Services Index Fund, and Vanguard Utilities Index Fund (each a “Fund”, and each Fund being a series of the Trust) as shown from time to time on the records of the Trust, as represented by this certificate of the Trust, transferable only on the books and records of the Trust by the holder hereof in person or by duly authorized attorney-in-fact upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the transfer agent of the Trust.

The registered holder of this Certificate is entitled to all the rights, interest and privileges of a holder of ETF Shares as provided by the Amended and Restated Declaration of Trust, the by-laws of the Trust, and the Vanguard Funds Multiple Class Plan as from time to time amended, which are incorporated by reference herein.

This Certificate is executed on behalf of the Trust and the obligations hereof are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the relevant Fund.

IN WITNESS WHEREOF, the said Trust has caused this Certificate to be signed by its duly authorized officer.

Countersigned:	Dated:	September 15, 2008

BROWN BROTHERS HARRIMAN & CO.		VANGUARD WORLD FUND
(Transfer Agent for the ETF Shares issued by		(Trust)
each Fund except Vanguard Extended Duration
Treasury Index Fund)

By: /s/ James R. Kent	By:	/s/ Heidi Stam
Print Name: James R. Kent		Print Name: Heidi Stam
Title: Managing Director		Title: Secretary

JP MORGAN CHASE BANK
(Transfer Agent for the ETF Shares issued by
Vanguard Extended Duration Treasury Index Fund)

By: /s/ Paul Larkin
Print Name: Paul Larkin
Title: Executive Director

Unless this Certificate is presented by an authorized representative of The Depository Trust Company (“DTC”), a subsidiary of The Depository Trust & Clearing Corporation, to the Trust or its transfer agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co., or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.